Exhibit 23(j)(6) under Form N-1A
Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in each Prospectus and under the caption “Independent Registered Public Accounting Firm” in each Statement of Additional Information for Federated Real Return Bond Fund and Federated Fund for U.S. Government Securities in Post-Effective Amendment Number 89 to the Registration Statement (Form N-1A, No. 33-3164) of Federated Income Securities Trust, and to the incorporation by reference of our reports, dated May 17, 2010, on Federated Real Return Bond Fund and Federated Fund for U.S. Government Securities (two of the portfolios comprising Federated Income Securities Trust) included in the Annual Shareholder Reports for the fiscal year ended March 31, 2010.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
May 21, 2010